Registration Statement No. 333-XXXXX

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

E. I. DU PONT DE NEMOURS AND COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1007 MARKET STREET WILMINGTON, DELAWARE 19898	51-0014090
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices)	(I.R.S. Employer identification no.)

E. I. DU PONT DE NEMOURS AND COMPANY
STOCK ACCUMULATION AND DEFERRED COMPENSATION PLAN FOR DIRECTORS

(Full title of the plan)

NICHOLAS C. FANANDAKIS, SENIOR VICE PRESIDENT—DUPONT FINANCE

E. I. DU PONT DE NEMOURS AND COMPANY

 1007 MARKET STREET

 WILMINGTON, DELAWARE 19898

(Name and address of agent for service)

TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE:

302-774-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock $.30 par value	150,000	$32.98	$4,947,000	$352.72

(1) E. I. du Pont de Nemours and Company (“DuPont” or “Registrant”) is filing this Registration Statement on Form S-8 to register the offering of shares of DuPont Common Stock, par value $0.30 per share, under the E. I. du Pont de Nemours and Company Stock Accumulation and Deferred Compensation Plan for Directors (the “Plan”). This Registration Statement shall also cover any additional shares which become issuable under the Plan by reason of any stock dividend, stock split, capitalization of reserves and premiums or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of DuPont. The shares issued under the Plan may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Registrant in the open market, private transactions or otherwise. The obligations under the Plan are unsecured obligations of the Company to pay deferred compensation in accordance with the terms of the Plan.

(2) Calculated solely for the purposes of this offering under Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low prices of the Registrant’s common shares as reported on The New York Stock Exchange on February 17, 2010.

(3) The amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, which states that the adjusted fee shall be “$71.30 per $1 million” of the maximum aggregate price at which such securities are to be offered. The Registration Fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by .00007130.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Certain Documents by Reference

The documents listed below, previously filed with the Securities and Exchange Commission, are incorporated by reference into this Registration Statement:

(a) DuPont’s Annual Report on Form 10-K, for the year ended December 31, 2009 filed with the SEC on February 17, 2010;

(b) DuPont’s Current Report on Form 8-K filed with the SEC on February 2, 2010 (under Item 5.02); and

(c) The designation of our common stock contained in our Registration Statement filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report updating such description.

All documents subsequently filed by DuPont pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.         Description of DuPont Common Stock

Not applicable.

Item 5.         Interests of Named Experts and Counsel

The validity of the issue of DuPont Common Stock offered hereby has been passed on by Thomas L. Sager, Esq., Senior Vice President and General Counsel of DuPont. Mr. Sager beneficially owned, as of February 17, 2010, 209,870 shares of DuPont Common Stock, including 202,717 shares of which he has the right to acquire beneficial ownership within 60 days under DuPont’s compensation plans.

Item 6.         Indemnification of Directors and Officers

Under provisions of our by-laws, each person who is or was one of our directors or officers shall be indemnified by us as of right to the full extent permitted or authorized by the Delaware General Corporation Law (“DGCL”).

Under the DGCL, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against him because he is or was one of our directors or officers, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action.

If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, that person shall be indemnified against both (1) expenses, including attorneys’ fees, and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

If unsuccessful in defense of a suit brought by or in our right, or if such suit is settled, that person shall be indemnified only against expenses, including attorneys’ fees, incurred in the defense or settlement of the suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests except that if he is adjudged to be liable for negligence or misconduct in the performance of his duty to us, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

Under our by-laws, the right to indemnification includes the right to be paid by us the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by us of undertakings as may be legally defined. In any action by an indemnitee to enforce a right to indemnification or by us to recover advances made, the burden of proving that the indemnitee is not entitled to be indemnified is placed on us.

We have purchased liability insurance policies covering our directors and officers to provide protection where we cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

In connection with an offering of the securities registered hereunder, we may enter into an underwriting agreement which may provide that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act.

Item 7.        Exemption for Registration Claimed

Not applicable.

Item 8.   Exhibits

Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith
4(a)	DuPont’s Restated Certificate of Incorporation, effective May 29, 1997, defining rights of holders of DuPont Common Stock	10-K		2/19/2008	3.1
4(b)	E. I. du Pont de Nemours and Company Stock Accumulation and Deferred Compensation Plan for Directors	10-K		2/12/2009	10.1
5(a)	Opinion of Counsel dated February 19, 2010					X
23(a)	Consent of Independent Registered Public Accounting Firm dated February 18, 2010					X
23(b)	Consent of Thomas L. Sager, Esq. included in the opinion filed as Exhibit 5(a) to this Registration Statement dated February 19, 2010					X
24	Powers of attorney authorizing certain officers to sign the registration statement and amendments thereto on behalf of officers and directors					X

Item 9.        S-K Item 512 Undertakings

(a)      The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, State of Delaware, on February 19, 2010.

E. I. DU PONT DE NEMOURS AND COMPANY
By:	/s/ Nicholas C. Fanandakis
Nicholas C. Fanandakis
Senior Vice President—DuPont Finance
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

E. J. Kullman, Chair and Director	A. M. Cutler , Director

S. W. Bodman Director	J. T. Dillon , Director

R. H. Brown , Director	E. I. du Pont , Director

R. A. Brown , Director	M. A. Hewson , Director

B. P. Collomb , Director	L. D. Juliber , Director

C. J. Crawford , Director	W. K. Reilly, Director

By:	/s/ Thomas L. Sager	By:	/s/ Nicholas C. Fanandakis
	Thomas L. Sager		Nicholas C. Fanandakis

	Senior Vice President and		Senior Vice President—DuPont Finance
	General Counsel—DuPont Legal		and Chief Financial Officer
	(Attorney-In-Fact for above Directors)		(Attorney-In-Fact for above Directors)
	(February 19, 2010)		(February 19, 2010)

Powers of attorney authorizing Nicholas C. Fanandakis and Thomas L. Sager jointly, to sign the registration statement and amendments thereto on behalf of the above-named directors and officers are filed with the registration statement.

Pursuant to the requirement of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on February 19, 2010.

E. I. du Pont de Nemours and Company
Stock Accumulation and Deferred Compensation Plan for Directors

By:	/s/ Robert W. Slone
Robert W. Slone
Director Global Rewards, Policy & Strategy and
US Delivery

INDEX TO EXHIBITS

Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith
4(a)	DuPont’s Restated Certificate of Incorporation, effective May 29, 1997, defining rights of holders of DuPont Common Stock	10-K		2/19/2008	3.1
4(b)	E. I. du Pont de Nemours and Company Stock Accumulation and Deferred Compensation Plan for Directors	10-K		2/12/2009	10.1
5(a)	Opinion of Counsel dated February 19, 2010					X
23(a)	Consent of Independent Registered Public Accounting Firm dated February 18, 2010					X
23(b)	Consent of Thomas L. Sager, Esq. included in the opinion filed as Exhibit 5(a) to this Registration Statement dated February 19, 2010					X
24	Powers of attorney authorizing certain officers to sign the registration statement and amendments thereto on behalf of officers and directors					X